Exhibit 23.2
CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Sharron Sylvester, B.Sc. (Geol), RPGeo AIG, and the information set forth in the Çöpler District Mineral Resource 2021 Technical Report Summary, as reissued as of September 29, 2022, which such information is effective as of December 31, 2021, that I reviewed and approved as described or incorporated by reference in (i) SSR Mining Inc.’s Current Report on Form 8-K filed on September 29, 2022, (ii) SSR Mining Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended on Form 10-K/A, and (iii) SSR Mining Inc.’s Registration Statements on Form S-8 (File No. 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280, and 333-265661), filed with the United States Securities and Exchange Commission.
Dated this 29th day of September, 2022.

Yours very sincerely,

/s/ “S T Sylvester”
Sharron Sylvester, B.Sc. (Geol), RPGeo AIG
Technical Director – Geology
OreWin Pty Ltd